Ex. 99.1

Contacts:

Stephen Forsyth Chemtura Corporation Investor Relations 203-573-2213	John Gustavsen Chemtura Corporation Media Relations 203-573-3224

CHEMTURA CORPORATION SEEKS APPROVAL OF AMENDED AND RESTATED
DEBTOR-IN-POSSESSION CREDIT FACILITY

New $450 Million Credit Facility Will Lower Financing Costs
and Increase Financial Flexibility

PHILADELPHIA, Pa. – Feb. 4, 2010 – Chemtura Corporation, debtor-in-possession (Pink Sheets: CEMJQ) (“Chemtura” or the “Company”), today announced that it filed a motion with the U.S. Bankruptcy Court for the Southern District of New York (the “Court”) seeking approval of an Amended and Restated Debtor-in-Possession (“DIP”) Credit Agreement.  Citibank, N.A. together with Bank of America N.A., Barclays Bank PLC and Wells Fargo Foothill LLC and other lenders are parties to the new DIP facility.  The new $450 million DIP facility, which refinances Chemtura’s existing $400 million DIP facility, provides Chemtura with improved financing and credit terms and additional financial flexibility, and it permits capital expenditures necessary to execute its business plan.

“The lenders have shown confidence in the company’s strong performance and management by increasing the DIP facility by $50 million and at the same time by significantly lowering the financing costs,” said Craig A. Rogerson, Chemtura’s Chairman, President and Chief Executive Officer. “The improved terms of the new DIP facility are a reflection of the improving credit markets as well as a testament to the outstanding progress we are making in our restructuring efforts.”

Chemtura is working diligently with its constituencies to develop a consensual Plan of Reorganization.

“We are confident that filing a plan with the support of our creditors is the quickest path to emerge from Chapter 11 a stronger and more nimble global enterprise, best equipped to grow and meet the needs of our customers,” Rogerson said.  “We are grateful to have received significant support and encouragement from all of our stakeholder groups, including our creditors, lenders, customers, suppliers and others.  Most importantly, we very much appreciate the unrelenting efforts of Chemtura’s talented employees.”

Chemtura Corporation (Pink Sheets: CEMJQ), with 2008 sales of $3.5 billion, is a global manufacturer and marketer of specialty chemicals, crop protection products, and pool, spa and home care products. Learn more about us on our Web site at www.chemtura.com.

Forward-Looking Statement

This document includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Exchange Act of 1934, as amended. These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

–	The ability to complete a restructuring of our balance sheet;
–	The ability to have the bankruptcy court approve motions required to sustain operations during the Chapter 11 proceedings;
–	The uncertainties of the Chapter 11 restructuring process including the potential adverse impact on our operations, management, employees and the response of our customers;
–	The ability to develop, confirm and consummate a Chapter 11 plan of reorganization;
–	The ability to be compliant with our debt covenants or obtain necessary waivers and amendments;
–	The ability to reduce our indebtedness levels;
–	General economic conditions;
–	Significant international operations and interests;
–	The ability to obtain increases in selling prices to offset increases in raw material and energy costs;
–	The ability to retain sales volumes in the event of increasing selling prices;
–	The ability to absorb fixed cost overhead in the event of lower volumes;
–	Pension and other post-retirement benefit plan assumptions;
–	The ability to successfully complete the turnaround of our Industrial Engineered Products segment;
–	The ability to obtain growth from demand for petroleum additive, lubricant and agricultural product applications;
–
The ability to sustain profitability in our Crop Protection Engineered Products segment due to new generic competition. Additionally, the Crop Protection Engineered Products segment is dependent on disease and pest conditions, as well as local, regional, regulatory and economic conditions;

–	The ability to sell methyl bromide due to regulatory restrictions;
–	Changes in weather conditions which could adversely affect the seasonal selling cycles in both our Consumer Performance Products and Crop Protection Engineered Products segments;
–	Changes in the availability and/or quality of our energy and raw materials;
–	The ability to collect our outstanding receivables;
–	Changes in interest rates and foreign currency exchange rates;
–	Changes in technology, market demand and customer requirements;
–	The enactment of more stringent U.S. and international environmental laws and regulations;
–	The ability to realize expected cost savings under our restructuring plans, Six Sigma and Lean manufacturing initiatives;
–	The ability to recover our deferred tax assets;
–	The ability to support the goodwill and long-lived assets related to our businesses; and
–	Other risks and uncertainties detailed in Item 1A. Risk Factors in our filings with the Securities and Exchange Commission.

These statements are based on the Company’s estimates and assumptions and on currently available information. The forward-looking statements include information concerning the Company’s possible or assumed future results of operations, and the Company’s actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this press release was issued. The Company undertakes no duty to update any forward-looking statements to conform the statements to actual results or changes in the Company’s operations.